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                               DISTRIBUTION PLAN
                           (As amended May 25, 1984)

     Section 1.  Cash+Plus Trust (the "Trust") has adopted this Distribution
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Plan (the "Plan") pursuant to which it may directly or indirectly bear expenses relating to the distribution of securities of which the Trust is the issuer, pursuant to Section 12(b) of the Investment Company Act of 1940 (the "Act"), and the rules and regulations promulgated thereunder, as the same may be from time to time, issued or amended.

     Section 2.  SEI Financial Services Company ("SFS") may enter into contracts
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with certain banks to act as Sub-Administrators ("Sub-Administrators") pursuant to which the Sub-Administrators will render shareholder services to unitholders of the Trust. Shareholder services may include, but are not limited to, mailing shareholder communications, such as proxies, unitholder reports, the Trust's unaudited quarterly and audited annual financial statements and dividend distribution and tax notices, handling general shareholder relations with investors and answering routine inquiries regarding the Trust, and providing such other services as the Trust or SFS may reasonably request. To the extent that some or all of such payments may constitute distribution expenses, this Plan permits SFS to pay the Sub-Administrators fees for the shareholder services provided out of revenues derived from acting as the Manager for the Trust or from other sources. The amount of such fees will be determined by SFS and the Sub-Administrators based upon the extent and quality of the services provided.

     Section 3.  The Trust may incur expenses for the items stipulated in
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Section 4 of this Plan as provided in a budget approved by a majority of the
Qualified Trustees for the 12 month period following the date on which this Plan shall first become effective and a similar budget for each succeeding 12 month period (or portion thereof), provided that in no event shall the expenses
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provided for in such budgets exceed .3% of the Trust's average daily net assets during any fiscal year of the Trust. A majority of the Qualified Trustees may from time to time change such budgets to increase or decrease the total amount authorized to be spent, to change the allocation of amounts among expenditure items, to suspend expenditures or otherwise, but no expenditures shall be made in excess of those provided for in budgets approved by a majority of the Qualified Trustees from time to time. All expenditures pursuant to such budgets shall be made only pursuant to authorization by the President, any Vice President or the Treasurer of the Trust for an expense permitted pursuant to this Plan. Expenses incurred pursuant to this Plan
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shall constitute expenses subject to the annual limitation on expenses (with certain exceptions) provided in Article 3(b) of the Trust's Management Agreement with SFS dated May 25, 1984. Expenses incurred pursuant to this Plan shall be allocated among the Portfolios on the basis of their relative net asset values, unless otherwise determined by a majority of the Qualified Trustees.

     Section 4.  Expenses permitted pursuant to this Plan shall include, and be
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limited, to the following:

     A. The incremental printing cost incurred as the result of producing for persons other than current unitholders of the Trust, reports, prospectuses, notices and similar materials that are prepared by the Trust for current unitholders, and of distributing the same to other than current unitholders of the Trust.

     B. The cost of registering the Trust's units under state and foreign laws and other costs involved in complying with such laws in the distribution of the Trust's units.

     C.  Advertising.

     D. The costs of preparing, printing and distributing any literature not covered in A and used in connection with the offering of the Trust's units.

     E. Expenses incurred in connection with the promotion and sale of the Trust's units including, without limitation, travel and communication expenses and expenses for compensation and benefits of sales personnel.

     Section 5.  This Plan shall not take effect until it has been approved by a
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vote of at least a majority of the outstanding voting securities of the Trust.

     Section 6.  This Plan shall not take effect until it has been approved,
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together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust and (b) the Qualified Trustees cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

     Section 7.  This Plan shall continue in effect for a period of more than
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one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 5.
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     Section 8.  Any person authorized to direct the disposition of monies paid
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or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 9.  This Plan may be terminated at any time by vote of a majority
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of the Qualified Trustees, or by vote of a majority of the Trust's outstanding voting securities.

     Section 10.  All agreements with any person relating to implementation of
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this Plan shall be in writing, and any agreement related to this Plan shall provide:

     A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by vote of a majority of the Trust's outstanding voting securities, on not more than 60 days' written notice to any other party to the agreement; and

     B. That such agreement shall terminate automatically in the event of its assignment.

     Section 11.  This Plan may not be amended to increase materially the amount
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of distribution expenses permitted pursuant to Section 2 hereof without the approval of a majority of the outstanding voting securities of the Trust, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 5.

     Section 12.  As used in this Plan, (A) the term "Qualified Trustees" shall
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mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.